SALOMON INC
      Seven World Trade Center, New York, New York  10048   212 783-7000



Press Contact:   Robert F. Baker Jr.
                 (212) 783-6299



For Immediate Release


NEW YORK, NOVEMBER 26, 1996 - Salomon Inc, in a partnership with Howell Corporation, announced today an initial offering of 7.5 million shares of Genesis Energy MLP (GEL), an oil gathering and pipeline company based in Houston, Texas.

Genesis has been formed to acquire, own and operate the crude oil gathering and distribution businesses of Howell Corporation and Basis Petroleum, a subsidiary of Salomon Inc.

The offering was co-led by Smith Barney and Salomon Brothers.